Exhibit 10.31

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ADDENDUM #4 TO LEASE AGREEMENT

THIS ADDENDUM #4 TO LEASE AGREEMENT, dated as of September 13, 2005, is entered into by and between CIRCLE CAPITAL LONGMONT LLC, a Delaware limited liability company (“Landlord”) and ARRAY BIOPHARMA, INC., a Delaware corporation  (“Tenant”).

Recitals:

A.            Landlord’s predecessor in interest and Tenant entered into a written lease agreement, dated February 28, 2000, as amended by Addendum to Lease Agreement #1 dated May 24, 2001 (“Addendum #1), Addendum to Lease Agreement #2, dated February 11, 2002, and Addendum to Lease Agreement dated November 30, 2004 (collectively, the “Lease”), pertaining to Suites A & B of the Building located at 2620 Trade Centre Avenue which Premises consist of approximately 43,200 rentable square feet of space (the “Premises”). (Initially capitalized terms not otherwise defined herein have the same meaning as in the Lease.)

B.            Landlord and Tenant are also parties to a lease for space in the building located at 2600 Trade Centre Avenue (the “2600 Lease”).

C.            Landlord and Tenant desire to amend the Lease in the manner and form hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

1.             Extension Term.  The term of the Lease is extended to expire March 31, 2008 (the “Expiration Date”), subject to the terms of the Lease as herein specifically amended.  Unless Tenant exercises its option (a) under Section 10.C(2)b below to maintain the Expiration Date as March 31, 2008, then on the first anniversary after mutual execution of this Lease, the term of the Lease shall automatically extend to expire May 31, 2013, which date shall thereafter be deemed the Expiration Date (the period from June 1, 2005 through the Expiration Date is sometimes referred to as the “Extended Term.”).

2.             Base Rental.  Notwithstanding anything to the contrary contained in the Lease, commencing June 1, 2005, Tenant shall pay, in the manner set forth in the Lease, monthly Base Rental for the Premises, calculated on the basis of the annual per square foot rate set forth below, as follows:

	Monthly	Annual Per
Period	Base Rental	Sq. Ft. Rate
6/1/2005 – 5/31/2006	$36,000.00	$10.00
6/1/2006 – 5/31/2007	$37,080.00	$10.30
6/1/2007 – 5/31/2008	$38,196.00	$10.61
6/1/2008 – 5/31/2009	$39,348.00	$10.93
6/1/2009 – 5/31/2010	$40,536.00	$11.26
6/1/2010 – 5/31/2011	$41,724.00	$11.59
6/1/2011 – 5/31/2012	$42,984.00	$11.94
6/1/2012 – 5/31/2013	$44,280.00	$12.30

3.             Additional Rent. During the Extended Term, in addition to Base Rent set forth above, Tenant shall pay all other amounts payable under the Lease; provided, however, Section 4.2 of the Lease, Escalation of Base Rental, shall not be applicable during the Extended Term.  Tenant’s payment obligations under the Lease shall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

include (without limitation) the payment of additional rent under Sections 4.3 (including a management fee), 4.4, 5, and 18.1.

4.             Improvement Allowances. Landlord has no obligation to improve or remodel the Premises and Tenant accepts the Premises in their “as is” condition on June 1, 2005 for the Extended Term.  Notwithstanding the foregoing, Landlord agrees to make the following payments to Tenant: (i) within 30 days following the delivery of this Addendum, mutually executed, Landlord will pay Tenant [ * ] as a reimbursement to Tenant for existing improvements in the Premises (the “First Allowance”); and (ii) promptly after June 1, 2010, Landlord will pay Tenant [ * ] (the “Second Allowance”) as a reimbursement to Tenant for existing improvements in the Premises; provided that, if Tenant exercises its option under Section 10.C(2) below to maintain the Expiration Date as March 31, 2008, the Second Allowance will no longer be applicable.  If there is an uncured event of default by Tenant at the time Landlord is obligated to pay the respective allowance, Landlord shall have the right to withhold payment of the respective allowance until such event of default is cured.  Any amounts expended by Tenant in excess of the allowances shall be at Tenant’s sole cost and expense.  Any alterations and improvements to the Premises by Tenant are subject to the terms of the Lease, including obtaining Landlord’s prior consent if required by the terms of the Lease.

5.             Security. During the term of the Lease as extended, Landlord shall hold the deposit in accordance with Section 4.6 of the Lease.

6.             Maintenance. Landlord agrees during the term of this Lease that Landlord’s obligations under Section 4.3 of the Lease shall include painting and other changes to the exterior of the Building in which the Premises are located and maintenance and replacement of the landscaping for the Building in accordance with the standards and a general plan for improvement of the overall 41 building development in Longmont, Colorado owned by Landlord (the “Park”), as adopted by Landlord from time to time.

7.             Signage.  Tenant shall have the right to seek approval for the maximum permitted signage under existing laws, codes, regulations and covenants and Landlord shall use reasonable efforts to support any such application for approval, at Tenant’s sole cost and expense, provided, however, that such signage meets Landlord’s specifications, including any covenants or declarations pertaining to the Building.  All costs associated with installation, maintenance, operation, and removal will be at Tenant’s cost and expense.

8.             Security and Improvements.  Tenant shall have the right to seek approval for the installation and construction of a security gate, fence, additional building connections and conversion of buildings that are part of the Premises for biotech research and Landlord shall use reasonable efforts to support any such application for approval, subject to Landlord’s approval of the form of any such improvements in accordance with Section 10 of the Lease, such approval not to be unreasonably withheld.  All costs associated with installation, maintenance and operation of the aforementioned capital improvements shall be at Tenant’s sole cost and expense.  Any prior requirements for Tenant to restore the Premises upon termination of the Lease are no longer operative.  Tenant shall, at Landlord’s option, remove all furniture, fixtures and equipment (“FF&E”), including but not limited to, Tenant’s air handling systems, and any repairs associated with the removal of such FF&E and to repair any roof penetrations or other damage due to such FF&E, upon the Expiration Date or earlier termination of this Lease.

9.             Extension Option.  Any options under the Lease to extend the Term or renew the Lease are no longer available to Tenant; provided, however, Landlord hereby grants Tenant an option (the “Option”) to extend the term of the Lease for three additional consecutive terms of five years each (the “Option Terms”).  The Option Terms apply only to the Premises, and are subject to the following terms and conditions:

A.            Tenant shall deliver written notice of its interest in exercising the Option (“Tenant’s Notice”) to Landlord not less than 180 days prior to the expiration of the then-existing Lease term.  If the Landlord does not receive the Tenant’s Notice to exercise the Option in advance of the 180 days prior to expiration, Landlord will give final notice to Tenant of expiration of the Option, and Tenant shall have 15 days from the final notice to provide Tenant’s Notice.  Not later than thirty (30) days after receiving Tenant’s Notice, Landlord will notify Tenant

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of the Base Rental applicable during the Option Term in accordance with subparagraph E below (“Landlord’s Notice”).

B.            Tenant has either (i) 15 days after receipt of Landlord’s Notice, or (ii) in the event of a dispute over computation of the applicable Base Rental during the Option Term, 15 days after the conclusion of an arbitration proceeding as set forth in subparagraph D below, to exercise the Option by delivering notice of exercise to Landlord.  If Tenant timely exercises the Option, the Term will be deemed extended on the terms of this Section and the parties will execute an amendment evidencing the extension.

C.            Unless Landlord is timely notified by Tenant in accordance with subparagraphs A and B above, it will be conclusively deemed that Tenant has not exercised the Option and the Lease will expire in accordance with its terms on the Expiration Date.

D.            Tenant’s rights pursuant to this Paragraph are personal to Tenant and may not be assigned.  Tenant’s right to exercise the Option is conditioned on no Event of Default existing at the time of exercise or at the time of commencement of the Option Term under this Lease or under the 2600 Lease.

E.             The Option granted hereunder will be upon the terms of the Lease, except that the Base Rental during the Option Term will be [ * ] of the fair market rate at which space in comparable flex/office buildings in Longmont as if such space were available for leasing “as-is” without regard to improvements performed by Tenant for a lease term paralleling the Option Term, but in no event will the Base Rental be less than the Rent in effect immediately prior to commencement of the Option Term.  If the Parties do not agree upon the Base Rental for the Option Term, then such matters in issue shall be determined by binding arbitration conducted in Boulder in accordance with the commercial arbitration rules of the American Arbitration Association.  Such arbitration shall be conducted as a “baseball” style arbitration, so that the only decision of the arbitration shall be to adopt the proposed Base Rental of either Landlord or Tenant.  The arbitration shall be held before a single arbitrator, who shall be an independent expert in the Colorado commercial real estate industry mutually acceptable to the Parties.  If the Parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the Denver office of the American Arbitration Association.  The decision rendered by the arbitrator shall be written, final and non-appealable and may be entered in any court of competent jurisdiction.  The costs of any arbitration, including administrative fees and fees of the arbitrators, shall be shared equally by the Parties, unless otherwise determined by the arbitrator.  Each Party shall bear the cost of its own attorneys’ and expert fees; provided that the arbitrator may in his discretion award to the prevailing Party the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.  THE PARTIES AND ARBITRATOR SHALL USE ALL DILIGENT EFFORTS TO COMPLETE ANY ARBITRATION OF A CLAIM OR DISPUTE DESCRIBED IN THIS SECTION 8(E) WITHIN THIRTY (30) DAYS OF APPOINTMENT OF THE ARBITRATOR.

F.             After exercise, or failure to exercise the Option, Tenant shall have no further rights to extend the Term.

10.           Expansion Option.  Landlord hereby grants to Tenant an option to lease additional space (the “Expansion Option”) in the buildings located at [ * ] (the “Option Space”), which collectively comprise a total of 82,296 rentable square feet, on the following basis:

A.            Tenant shall give written notice to Landlord of its election to exercise the Expansion Option (“Tenant’s Expansion Notice”) on or before the [ * ] day after mutual execution of this Lease.  If Tenant does not timely give notice to Landlord it will be conclusively presumed Tenant waives its right to exercise the Expansion Option and Tenant shall have no further rights to the Option Space under this Expansion Option and this Expansion Option shall thereupon automatically be of no further force and effect.

B.            Tenant’s Expansion Notice shall identify the portion of the Option Space to be leased subject to the following requirements: (i) Tenant must lease the entirety of the rentable area in a respective building;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and (ii) Tenant must identify the space in the order of the buildings listed above (i.e. any election must include [ * ] first, then [ * ], and last [ * ]).

C.            Tenant acknowledges that portions of the Option Space are subject to leases with third parties and may continue to be subject to the rights of such third parties at the time of delivery of Tenant’s Expansion Notice.  Following receipt of Tenant’s Expansion Notice, Landlord shall use commercially reasonable efforts to reach terms for relocation of tenants having rights to the Option Space, as is necessary to permit Landlord to lease such space to Tenant; for purposes of this provision, Landlord’s efforts shall be deemed commercially reasonable if Landlord offers terms consistent with the current terms approved by Landlord’s lender and investors for leasing of such relocation space at the time as reflected in the current leasing proforma or leasing guidelines for such property, as dated                      , plus an amount attributable to moving costs, lost time or other such costs reasonably requested by tenants (without being obligated to fund such costs in excess of the amount attributable to such costs that will be secured by the Letter of Credit applicable to such relocated tenant under Section 10.D(4) below).  Not later than [ * ] following receipt of Tenant’s Expansion Notice, Landlord shall inform Tenant in writing as to which of the Option Space buildings, in accordance with Tenant’s Expansion Notice, can be made available for lease by Tenant.  The Option Space so identified shall hereinafter be referred to as the “Expansion Premises.”

(1)           If the Expansion Premises include all of the space identified in Tenant’s Expansion Notice, then the Expansion Option shall be deemed exercised with respect to the Expansion Premises.

(2)           If the Expansion Premises do not include all of the space identified in Tenant’s Expansion Notice, then not later than 150 days following receipt of Landlord’s identification of the Expansion Premises, Tenant shall give written notice to Landlord either (i) of its election to exercise the Expansion Option for the premises identified as the Expansion Premises, (ii) of its intention to exercise the Expansion Option with respect to different buildings within the Option Space by submitting a new Tenant’s Expansion Notice, or (iii) that it declines to exercise the Expansion Option with respect to any of the Option Space.

a.             In the event Tenant provides notice (ii) in subparagraph (2) above, Tenant shall have the one-time option to purchase any building identified in Tenant’s Expansion Notice that is not included in the Expansion Premises upon the terms and conditions as specified under Section 12 below.  These terms and conditions are to include, but not be limited to, the identified time frames and pricing as specified under Section 12.B.  Tenant’s exercise of the purchase option set forth in this subparagraph shall be separate, and in addition to, the purchase option described in Section 12 below.

b.             In the event Tenant provides notice (iii) in subparagraph (2) above, Tenant shall have (a) the right to maintain the Expiration Date of the Lease and the 2600 Lease at March 31, 2008, and (b) during the term of the Lease, the option to terminate the Lease, and all obligations as set forth thereunder, by providing Landlord with one hundred eighty (180) days written notice to terminate.  If Tenant exercises option (b) under this Section 10.C(2)b, Tenant shall reimburse Landlord the unamortized First Allowance and the commission paid by Landlord to Tenant’s Broker (as set forth on Exhibit B), determined by amortizing such costs on a straight-line basis over the Extended Term.

(3)           Except as otherwise set forth in this Addendum, including the right of refusal set forth in Section 11, Tenant shall have no further rights with respect to Option Space buildings that are not included in Tenant’s Expansion Notice or which Landlord confirms are not available, as provided in this subsection.

D.            Upon Tenant’s timely exercise of the Expansion Option, the Expansion Premises shall be deemed leased and Landlord and Tenant shall enter into a separate lease for each building in which the Expansion Premises are located, evidencing such leasing on the terms and conditions of this Lease, except as follows:

(1)           The term of the lease or leases shall be for a period of 65 whole calendar months commencing on January 1, 2008.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(2)           Upon commencement, Tenant’s Base Rental on the Expansion Premises shall be in the amount of [ * ] per rentable square foot, payable monthly in accordance with the Lease, and commencing on the first anniversary date of each lease, and annually thereafter, the Base Rental payable by Tenant shall be increased by [ * ].

(3)           Landlord shall provide an improvements allowance of [ * ] per rentable square foot of the Expansion Premises payable upon Landlord’s written receipt of evidence indicating that such tenant improvements have been made to the Expansion Premises by Tenant.  Any portion of the improvements allowance not used within 12 months after the commencement date of the respective lease shall be forfeited.  All improvements shall be subject to Landlord’s prior approval as set forth in the Lease.

(4)           Not more than thirty days following Landlord’s notice to Tenant identifying actual costs incurred by Landlord associated with the relocation of existing tenants within the Expansion Premises, Tenant shall deliver to Landlord a clean, unconditional, irrevocable letter of credit from a lending institution reasonably acceptable to Landlord in the form attached hereto as Exhibit A or other form approved by Landlord (the “Letter of Credit”) in an amount not to exceed [ * ] to be made available as financial assurance for the performance of Tenant’s obligations under the respective lease on the following terms and conditions:

(a)           The Letter of Credit, or a renewal or substitute therefor approved by Landlord, shall be kept in effect until Tenant takes occupancy of the Expansion Premises and commences paying Base Rent in accordance with the terms of each respective lease (the “LC Termination Date”).  The Letter of Credit shall be in an amount equal to Landlord’s actual expenditures for relocating the current tenants of the Expansion Premises with respect to the applicable Expansion Space.  If the Letter of Credit would otherwise expire prior to the LC Termination Date, Tenant shall deliver to Landlord an extension or renewal of the Letter of Credit, or a substitute Letter of Credit in the same form as Exhibit A or other form approved by Landlord, no later than 30 days prior to the expiration date of such Letter of Credit, from a lending institution subject to Landlord’s approval; such extension, renewal or substitute Letter of Credit shall be effective no later than 10 days prior to the expiration of, and in an amount equivalent to, the existing Letter of Credit.  If an event of default (as defined in the default section of the applicable lease), Landlord may present the Letter of Credit (or the renewal, extension or substitute) for payment one or more times up to the entire amount of the Letter of Credit, with amounts received to be held and applied by Landlord in accordance with subparagraph B below.  If Tenant fails to timely provide Landlord with an extension, renewal or substitute Letter of Credit, as required hereunder, such failure shall automatically and without notice be deemed an Event of Default under the Lease and Landlord shall have a right to present the Letter of Credit in accordance with the foregoing provision.  If the Letter of Credit has not been presented for payment on or before the LC Termination Date, Landlord shall return the Letter of Credit to the issuer within 30 days after the LC Termination Date.  If Landlord transfers its interest under the Lease, Landlord shall have the right to transfer the Letter of Credit or substitute to the transferee (and Landlord shall pay any costs or fees charged by the issuer to permit such transfer), and if the Letter of Credit has been transferred, Tenant shall look solely to such transferee for the return of the Letter of Credit (or substitute).  If there is a Mortgagee, Tenant shall execute such documents as the Mortgagee may reasonably require to secure the Mortgagee’s interest in the letter of Credit and proceeds, subject to this Section. Landlord shall give written notice to Tenant of transfer of Landlord’s interest resulting in transfer of the Letter of Credit.   Landlord shall deliver the then-current effective Letter of Credit to the issuer marked for cancellation upon receipt of any conforming renewal or substitute Letter of Credit provided in accordance with this Section and cooperate with the issuing bank to effect the release of such then-current effective Letter of Credit as soon as the renewal or substitute Letter of Credit is in effect pursuant to its terms.  Landlord agrees to pay all fees charged by the lending institution issuing the Letter of Credit (or any reduction, renewal, extension, or substitute therefor).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)          If an event of default occurs or the respective lease is terminated, Landlord may use, apply or retain all or any portion of the amounts received under the Letter of Credit, if any, for the payment of any rent or other charge in default or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s event of default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby in accordance with the Tenant default provisions of the respective lease.   Neither the Letter of Credit nor the amounts received under the Letter of Credit shall be deemed a security deposit under the respective lease.

E.             Landlord shall make the Expansion Premises freely and exclusively available to Tenant on or before April 1, 2007 for purposes of Tenant completing alterations.  Landlord acknowledges that Tenant may alter the Expansion Premises to accommodate biology and pharmacology activities, and Landlord does not object to alteration of the Expansion Premises to accommodate such activities.  During the period from the date Landlord makes the Expansion Premises available until January 1, 2008, Tenant shall have a right to occupy the Premises solely for the purposes of completing such alterations in accordance with the terms of the Lease and such occupancy shall be subject to all terms and provisions of the Lease except for the payment of Base Rent, additional rent and other monies.

F.             Unless expressly waived by Landlord, Tenant’s right to exercise the Expansion Option is conditioned on:  no event of default existing under this Lease or under the 2600 Lease at the time of exercise or as of date the Expansion Premises is delivered by Landlord.

11.           Right of Refusal.  Landlord grants Tenant a right of refusal (the “Right of Refusal”) to lease any Option Space not leased by Tenant as Expansion Premises under Section 10 above (the “Right of Refusal Space”), that Landlord desires to lease to a third party, subject to existing rights of other tenants and Landlord’s option to extend or renew any existing leases, as hereafter provided, on the following basis:

A.            Tenant has 5 business days after being notified by Landlord of Landlord’s desire to lease the Right of Refusal Space (“Landlord’s Notice”) within which to notify Landlord of its election to exercise its Right of Refusal as to such space.  Tenant’s Right of Refusal is subordinate to all rights of extension, expansion, or first offer or refusal as to the Right of Refusal Space in favor of other tenants in the Building in place as of the date of this Lease. The availability of space and Landlord’s desire to lease the same shall be at all times determined in Landlord’s sole discretion.  Tenant must take all of the Right of Refusal Space offered by Landlord (the “Offered Space”) and may not elect to lease only a portion thereof.

B.            If Tenant does not timely notify Landlord, it will be conclusively presumed that Tenant has waived its Right of Refusal to the Offered Space, Landlord shall be free to lease the Offered Space to anyone whom it desires and Tenant will have no further rights to the Offered Space until such time the Offered Space shall again become available for leasing in accordance with this Right of Refusal and Landlord desires to again re-offer such space for lease by third parties.

C.            Right of Refusal Space will be offered to Tenant upon the terms and conditions, including the rental rate, at which Landlord would offer to lease the Offered Space to third parties in an arm’s length transaction.  Such terms and conditions will include, among other things, lease term, tenant improvement allowance, rent escalations and operating expense pass-throughs. Upon exercise of the Right of Refusal, the Offered Space will be deemed leased and Tenant will accept such space in its “as is” condition without any remodeling or fix-up work performed by Landlord, except as may be provided in Landlord’s Notice. After exercise of the Right of Refusal, the parties will execute either, at Landlord’s option, an amendment to the Lease evidencing the addition of such space or a new lease for the Offered Space.

D.            Tenant’s right to exercise the Right of Refusal is conditioned on:  no Event of Default existing at the time it exercises the Right of Refusal or on the date that Tenant’s occupancy of the Offered Space is scheduled to commence.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

E.             All notifications contemplated by this Paragraph, whether from Tenant to Landlord, or from Landlord to Tenant, must be in writing and given in the manner provided in the Lease.

12.           Options to Purchase.  Landlord hereby grants to Tenant the option to purchase: (i) the Premises and the premises under the 2600 Lease (collectively the “Initial Premises”), and (ii) at Tenant’s election, any building representing that portion of the Option Space included within Tenant’s initial Expansion Notice, all property represented under this option being hereinafter collectively referred to as the “Option Property”, subject to the following conditions:

A.            Tenant’s right to purchase, in addition to the Initial Premises, only a portion of the buildings representing the portion of the Option Space included within Tenant’s initial Expansion Notice shall be conditioned upon Tenant electing to purchase those buildings [ * ].  By way of example, if tenant were to lease, pursuant to their Expansion Option, the two buildings located at [ * ], and [ * ], Tenant would be required to purchase the building located at [ * ] in order to purchase the building at [ * ].  However, notwithstanding the foregoing and as a continuation to this example, Tenant would not be required to purchase the building at [ * ].

B.            Tenant shall have three options to purchase in accordance with the following schedule:

(1)           At a purchase price of [ * ] per rentable square foot (“Purchase Option 1”) by written notice to Landlord given not later than March 31, 2007.  Closing shall occur on a date mutually agreed to by Landlord and Tenant within 60 days following delivery of Tenant’s notice.

(2)           At a purchase price of [ * ] per rentable square foot with a Closing on or before July 1, 2007 (“Purchase Option 2”) by written notice to Landlord given not later than April 1, 2007.

(3)           At a purchase price of [ * ] per rentable square foot with a Closing on or before July 1, 2008 (“Purchase Option 3”) by written notice to Landlord given not later than April 1, 2008.

C.           Upon exercise by Tenant of a purchase option, the following provisions shall govern the closing and transfer of the respective properties (the properties as to which the respective purchase option is exercised are hereinafter referred to as the “Option Property”):

(1)         The closing and transfer (the “Closing”) shall be conducted through an escrow with First American Title Insurance Company (or its successor or another title company designated by Landlord) (“Escrow Agent”) on the applicable date of Closing as provided in subsection C above (“Closing Date”).  Tenant shall deliver the applicable purchase price (subject to applicable prorations) to Escrow Agent, in escrow, on the Closing Date, along with all other documents reasonably required by Escrow Agent. Landlord shall deliver at Closing a special warranty deed conveying fee simple title to the Option Property free and clear of all liens and encumbrances, except deeds of trust which Landlord will pay off at the time of Closing and except (i) a pro rata share of real property taxes and assessments for the calendar year of the Closing and subsequent years; (ii) any taxes, assessments, fees or charges by reason of the inclusion of the Option Property in any statutory district of record; (iii) covenants, as amended and supplemented, of record; (iv) utility, landscape and drainage easements of record; (v) any covenants contained in the applicable subdivision plat; (vi) applicable zoning and building code laws and regulations;  (vii) liens and encumbrances created by, through or under Tenant; (viii) all matters that would be disclosed by a survey of the Option Property; and (viii) the lease with Tenant for the applicable building.

(2)         At Closing the following shall govern prorations and expenses: (i) Landlord shall have the right to receive the base rent, as adjusted, and all amounts of additional rent attributable to the period prior to the Closing Date and Landlord shall have no obligations arising thereafter under the respective leases (including, without limitation, the obligation to pay allowances otherwise required to be paid under the Lease, the 2600 Lease, or any lease covering the Expansion Premises); (ii) Landlord shall provide Tenant with Landlord’s most recent survey of the Option Property (if any) and Tenant shall pay for fifty percent (50%) of all costs of any survey

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and any updates desired by Tenant in conjunction with such purchase, as well as all recording fees that may be applicable to such transfer, (iii) a title commitment shall be issued by Escrow Agent, committing the Escrow Agent to insure title under a then-current standard owner’s title insurance policy and Tenant shall pay fifty percent (50%) of the costs of the owner’s policy of title insurance and shall cause the Escrow Agent to issue the title policy promptly after Closing; (iv) Landlord and Tenant shall each pay one half of an title company closing fee and each party shall pay its respective share of other closing costs and all other items required to be paid at Closing, except as otherwise provided herein.

(3)         Landlord and Tenant shall each have the right of specific performance and additional actual damages in the event of a default by the other in the fail to timely close under the provisions of this Section 12.  In no event shall Landlord or Tenant have a right to terminate the respective lease as a result of such default.

(4)         At Closing Tenant will pay Landlord, in addition to the purchase price specified above, an additional amount equal to the unamortized component of any tenant improvements or lease commission costs incurred by Landlord for leasing the respective Option Property under each respective lease, determined by amortizing such costs on a straight-line basis beginning upon mutual execution of this Addendum with respect to the Initial Premises and beginning with the date that Tenant commences to pay base rent under the respective lease for any other buildings. In addition to the foregoing, a t Closing Purchaser shall receive a credit equal to 3% of the applicable purchase price.  This credit representing the co-operative broker’s commission that Landlord would have otherwise have been obligated to pay to a purchaser’s broker in connection with such purchase (it being understood that Landlord shall have no obligation to pay a commission to a broker representing Tenant in such purchase transaction).

(5)         It shall be a condition for the benefit of Landlord that there have been no material events of default which have not been remedied by Tenant at the time of Tenant’s notice to Landlord as provided in subparagraphs A, B or C above, as applicable, and at the Closing Date.

(6)         Except for the warranties of title set forth in the special warranty deed, the sale of the Option Property to Tenant shall be on an “as is” basis, it being understood that Tenant will have had an opportunity to investigate the Option Property and all matters relevant to its acquisition, development, usage, operation or marketability, including (without limitation) environmental assessments of the Option Property, at Tenant’s sole expense, including but not limited to, the collection and analysis of soils, surface water and groundwater samples.  At Closing Purchaser, Tenant, as purchaser, for itself and, on behalf of its officers, directors, shareholders, employees, heirs, successors, assigns, parents, subsidiaries, affiliates, and agents representatives (hereinafter referred to as “Releasing Parties”) unconditionally releases Landlord, its officers, directors, shareholders, employees, heirs, successors, assigns, parents, subsidiaries, affiliates, agents, and representatives from and against any and all liability to the Releasing Parties, both known and unknown, past, present and future, for any damages, costs, expenses or other liability to the Releasing Parties arising out of any violation of environmental requirements, environmental laws or governmental regulations, or the presence of regulated substances, hazardous materials or hazardous substances on, under, about or migrating to or from the Property, whether occurring before, during or after Tenant’s acquisition of the Option Property (the “Condition of the Property”).  This release shall survive the Closing and remain in effect indefinitely.  Tenant, as purchaser, shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from any and all claims of any kind or nature (including, without limitation, diminution in value), demands, liabilities, liens, losses, damages, costs and expenses (including, without limitation, fines, forfeitures, attorneys’ fees, disbursements and court and/or administrative costs) asserted against Landlord or the Option Property arising out of or resulting from the Condition of the Property.

D.            Any option to purchase provided in this Paragraph is personal to Tenant and is not assignable or transferable except to an affiliate of Tenant that is assigned all of Tenant’s interests under the Lease and all of the leases applicable to the Option Property, or at Closing to an entity which intends to obtain title of the Option Property to permit Tenant’s long term leasing and/or renovation of the Option Property.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

E.             Tenant shall have an option to exercise the Option to Purchase only one time during the Term of the Lease and upon Tenant’s exercise of any Purchase Options to any of the Option Property, Tenant shall have no further rights to any remaining Purchase Options and such remaining Purchase Options shall be deemed void and of no force and effect.  If Tenant fails to timely exercise a Purchase Option, it will be conclusively deemed that Tenant has waived the Purchase Option.

F.             If Landlord transfers its interest under this Lease, the 2600 Lease or any lease with respect to Expansion Premises to separate landlords, each successor landlord will be bound by the terms of this Purchase Option as to the respective property under the respective lease.

13.           Additional Extension.  To the extent that the applicable purchase option granted in accordance with Section 12 hereof has not been exercised by March 31, 2007, April 1, 2007, or April 1, 2008, respectively, the term of this Lease for the Premises and the terms of the 2600 Lease and any leases for Expansion Premises shall be automatically extended for one additional year (so that the scheduled expiration date shall be extended for one additional year on each of such dates) upon the terms of the respective lease, except that (i) the base rental during each respective one year extension term will be equal to the base rental being paid immediately prior thereto increased by an amount equal to [ * ] of the base rental in effect for the previous year, and (ii) Landlord shall fund an additional improvements allowance to the Expansion Premises for each additional one year extension equal to [ * ] per rentable square foot of the Expansion Premises as reimbursement for previous tenant improvements to the Expansion Premises.

14.           Cross Default.  An event of default by Tenant under this Lease shall be deemed an event of default under the 2600 Lease and any lease for the Expansion Premises; and an event of default by Tenant under the 2600 Lease or under any lease for the Expansion Premises shall be deemed is an event of default under this Lease.

15.           Broker Indemnity.  Tenant hereby represents and warrants to Landlord that it has not engaged any broker in connection with the negotiation and/or execution of this Addendum except CRESA Partners (“Tenant’s Broker”) and Circle Capital Property Management, who represented Landlord.  Tenant has no knowledge of any other broker’s involvement in this transaction.  Tenant will indemnify Landlord against any claim or expense (including, without limitation, attorneys’ fees) paid or incurred by Landlord as a result of any claim for commissions or fees by any broker, finder, or agent, other than Tenant’s Broker, whether or not meritorious, employed by Tenant or claiming by, through or under Tenant.  Tenant acknowledges that Landlord is not liable for any representations by Tenant’s Broker regarding the Premises, the Building, the Expansion Premises, the Park or this Addendum.

16.           Non-Disclosure.  The terms of the Lease, including this Addendum, are intended to be confidential and neither Tenant, Landlord, nor their respective agents or employees will disclose the material terms and provisions of the Lease without the written consent of Landlord.  Each party acknowledges that disclosure of such terms may materially adversely affect the other party and that the non-disclosing party may not have an adequate remedy at law, specifically with regard to Landlord’s ability to negotiate with third parties as may be necessary under Section 10 of this Addendum. This provision shall not restrict Tenant from disclosing such terms and provisions to its attorneys, accountants, lenders or any proposed purchaser or lender or as otherwise required in performing its obligations under the Lease or enforcing the terms and provisions of the Lease, or as required by law (e.g., in SEC filings).

17.           Conflicts. If there is any conflict between the terms of this Addendum and the terms of the Lease, the terms of this Addendum shall govern.  The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

18.           Time of Essence.  Time is of the essence herein.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first above written and is effective upon delivery of a fully executed copy to Tenant.

LANDLORD:	CIRCLE CAPITAL LONGMONT LLC

	By:	Circle Capital Property Management LLC, Authorized Agent

By
Terry Fitzpatrick, Manager

TENANT:	ARRAY BIOPHARMA, INC., a Delaware corporation

By
Title

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

FORM OF LETTER OF CREDIT

          , 200

CIRCLE CAPITAL LONGMONT LLC

4600 South Ulster Street, Suite 590

Denver, CO  80237

RE:  Letter of Credit No.

Gentlemen:

We hereby issue in your favor, at the request and for the account of ARRAY BIOPHARMA, INC., a Delaware corporation, our irrevocable Letter of Credit in the amount of $                        which is available against presentation of your sight draft. The draft must be accompanied by:

1.             This Letter of Credit No.                       ; and

2.             A notarized certification signed as [“Authorized Signatory”] on behalf of ARRAY BIOPHARMA, INC., a Delaware corporation, as                       , or an officer (or partner, if such entity is a partnership or member if a limited liability company) of its transferee or assignee, stating essentially as follows:

“The undersigned Beneficiary is the owner of the property described in the Office Lease dated                        by and between CIRCLE CAPITAL LONGMONT LLC, a Delaware limited liability company, as Landlord, and ARRAY BIOPHARMA, INC., a Delaware corporation, as Tenant (the “Lease”).  The amount requested by the draft accompanying this statement is the amount to which Beneficiary is entitled under the terms of the Lease as a result of an event of default under the Lease and Beneficiary requests payment of the enclosed draft under the enclosed Letter of Credit.”

This Letter of Credit shall be subject to the Special Conditions set forth on Exhibit 1, such exhibit being considered a part hereof and incorporated herein by reference.

We hereby agree that all drafts drawn under and in compliance with the terms of this credit shall meet with honor upon presentation and delivery of documents on or before 5:00 p.m., Denver time,                  [DATE]                      (the “Expiry Date”), as specified to the drawee. This Letter of Credit may be presented one or more times; partial drawings are allowed. It is a condition of this Letter of Credit that the Expiry Date shall be automatically extended for periods of at least one year from the initial Expiry Date and each future Expiry Date unless, at least 60 days prior to the relevant expiration date, we notify you, by certified mail, return receipt requested, that we elect not to extend this Letter of Credit for any additional period.

[BANK]

By:
Title:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT 1

To Letter of Credit No.

The Letter of Credit shall be governed by the following Special Conditions:

1.             This Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

2.             Issuer agrees that it may not defer honor beyond the close of the first banking day after presentment of a sight draft drawn hereunder and accompanying documents.

3.             This Letter of Credit shall be transferable and assignable, without charge, to any person or entity who is the successor or assignee of Beneficiary’s interest under the Lease entered into on or about                       , between CIRCLE CAPITAL LONGMONT LLC, a Delaware limited liability company, and ARRAY BIOPHARMA, INC., a Delaware corporation.   Such transfer shall be accomplished by providing                       [BANK]                       with the appropriate transfer form and the original letter of credit for endorsement; provided, however, that such transfer shall not be subject to the approval of                       [BANK]                      .

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B

FIRST ALLOWANCE AND TENANT’S BROKER COMMISSION

First Allowance = [ * ]

CRESA Lease Commission = [ * ]